EXHIBIT 99.1

RELEASE: IMMEDIATE

GETTY REALTY CORP.
ACQUIRES 59 PROPERTIES

JERICHO, NY, APRIL 2, 2007 - Getty Realty Corp. (NYSE: GTY) reported today that it has completed the acquisition of 59 convenience store and gas station properties located in nine states throughout the U.S., including Hawaii, for approximately $78 million, and expects to acquire additional properties from Trustreet in the next 30 days that are part of the previously announced 68 property transaction.

Getty believes that the acquisition will be accretive to its annual earnings, FFO and AFFO per share of common stock.

Mr. Leo Liebowitz, Getty’s Chairman and CEO, said “we are pleased to be adding these properties to our portfolio. This acquisition transaction is consistent with our continuing focus on profitable growth through acquisitions of quality properties throughout the United States, and will add important tenant and geographic diversity to our portfolio.”

Getty Realty Corp. is the largest publicly-traded real estate investment trust in the United States specializing in the ownership and leasing of convenience store/gas station properties and petroleum distribution terminals. The Company owns and leases over 1,100 properties throughout the United States.

Investor Relations Contact:	Kevin Shea
(516) 478-5480

Certain statements in this news release may constitute “forward looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. When the words “believes”, “expects”, “plans”, “projects”, “estimates” and similar expressions are used in this release, they identify forward-looking statements. these forward-looking statements are based on management’s current beliefs and assumptions and information currently available to management and involve known and unknown risks (including the risks that are described from time to time in the company’s filings with the Securities and Exchange Commission), uncertainties and other factors which may cause the actual results, performance and achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Getty undertakes no obligation to publicly release revisions to these forward-looking statements that reflect future events or circumstances or the occurrence of unanticipated events.